Exhibit 99.4

STATER BROS. HOLDINGS INC.

Exchange Offer

for $525,000,000 Outstanding 8 1/8% Senior Notes due 2012

in Exchange for New 8 1/8% Senior Notes due 2012

and

$175,000,000 Floating Rate Senior Notes due 2010

in Exchange for New Floating Rate Senior Notes due 2010

To Our Clients:

Enclosed for your consideration is a prospectus dated [            ], 2004 ( the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Stater Bros. Holdings Inc., a Delaware corporation (the “Issuer”), and Stater Bros. Markets, Stater Bros. Development Inc., and Santee Dairies, Inc., each a California corporation, as guarantors, to exchange up to $525,000,000 aggregate principal amount of the Issuer’s 8 1/8% Senior Notes due 2012 and $175,000,000 aggregate principal amount of the Issuer’s Floating Rate Senior Notes due 2010, both of which have been registered under the Securities Act of 1933, as amended (collectively, the “New Notes”), for up to $525,000,000 aggregate principal amount of the Issuer’s issued and outstanding 8 1/8% Senior Notes due 2012, and $175,000,000 aggregate principal amount of the Issuer’s issued and outstanding Floating Rate Senior Notes due 2010 (collectively, the “Old Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer and the guarantors contained in the registration rights agreements in respect of the Old Notes, dated June 17, 2004, by and among the Issuer and the purchasers referred to therein.

This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on [            ], 2004 (the “Expiration Date”), unless extended by the Issuer. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Old Notes held by record holders who are not “affiliates” of the Issuer, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Certain Conditions to the Exchange Offer.”

3.	Subject to the terms and conditions in the Prospectus and the Letter of Transmittal, any transfer taxes incident to the transfer of Old Notes from the holder of Old Notes to the Issuer will be paid by the Issuer.

4.	The Exchange Offer expires at 5:00 p.m., New York City time, on [ ], 2004, unless extended by the Issuer.

If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Stater Bros. Holding Inc. with respect to their Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

Please tender the Old Notes held by you for my account as indicated below:

Aggregate Principal Amount of Old Notes
8 1/8% Senior Notes due 2012	$

Floating Rate Senior Notes due 2010	$

TOTAL	$

[ ] Please do not tender any Old Notes held by you for my account.

Dated: , 2004
Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.

2